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                               EXHIBIT 5.1
                          GENERAL COUNSEL OPINION

                              August 31, 1998

Government Technology Services, Inc.
4100 Lafayette Center Drive
Chantilly, VA  20151-1200

Ladies and Gentlemen:

     I am the General Counsel of Government Technology Services, Inc., a Delaware corporation (the "Company"), and am delivering this opinion in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 1,181,000 shares (the "Shares") of the Company's Common Stock, par value $0.005 per share, issuable pursuant to (a) 1,000,000 shares registered with respect to options available for award under the Company's 1996 Stock Option Plan and (b) 181,000 shares registered with respect to options outstanding under nonstatutory stock option agreements with certain officers of the Registrant,

     I have examined originals or copies of such documents, corporate records and other instruments as I have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the option exercise prices therefor, will be validly issued, fully paid and non-assessable.

     I am licensed to practice law in the District of Columbia, and the foregoing opinion is limited to the laws of such states, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,


                                      /s/ JUDITH B. KASSEL
                                     Judith B. Kassel
                                     Vice President & General Counsel
                                     and Corporate Secretary